 Exhibit 5.1

Troutman Sanders LLP Troutman Sanders Building, 1001 Haxall Point Richmond, VA 23219 troutman.com

January 26, 2018

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to Union Bankshares Corporation, a Virginia corporation (the “Company”), in connection with the offer and sale of 7,931,926 shares (the “Shares”) of the Company’s common stock, $1.33 par value per share (the “Common Stock”), by the selling shareholders (the “Selling Shareholders”) named in the prospectus supplement dated January 24, 2018 (together with the Prospectus (as herein defined), the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”) and the accompanying prospectus dated September 8, 2017 (the “Prospectus”) that form a part of the registration statement on Form S-3 (File No. 333-220398) (the “Registration Statement”) filed with the SEC on September 8, 2017.

This opinion is furnished to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, corporate records, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other instruments or documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles of Incorporation, as amended to date, and the Bylaws of the Company, as amended to date, (ii) the resolutions (the “Resolutions”) of the Board of Directors of the Company with respect to the merger (the “Merger”) of Xenith Bankshares, Inc. (“Xenith”) with and into the Company pursuant to the Agreement and Plan of Reorganization, dated as of May 19, 2017, between the Company and Xenith, the Registration Statement, the Final Prospectus and the offering and sale of the Shares by the Selling Shareholders, (iii) a certificate of merger, dated December 28, 2017, issued by the State Corporation Commission of the Commonwealth of Virginia with respect to the Merger, (iv) a specimen certificate representing the Common Stock, (v) the Registration Statement and exhibits thereto and (vi) the Final Prospectus. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Union Bankshares Corporation
January 26, 2018

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto; (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto; (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct, including (a) the corporate and organizational documents of the Company, including the Articles of Incorporation, as amended to date, and the Bylaws of the Company, as amended to date, (b) the Resolutions and (c) the Registration Statement and exhibits thereto. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

The opinions expressed herein are limited solely to the laws of the Commonwealth of Virginia. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

This opinion has been prepared for your use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the date hereof even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Troutman Sanders LLP